Exhibit 10.27

February 24, 2016

Via Hand Delivery - Personal and Confidential

Mr. James DeTore

Dear Jim,

This letter agreement (the “Agreement”) confirms that your employment with bluebird bio, Inc. (“bluebird” or the “Company”) will be terminating without Cause under Section 3(d) of your Employment Agreement with the Company dated October 20, 2014 (the “Employment Agreement”).  You agree that this Agreement is valid notice under Section 15 of your Employment Agreement.  This Agreement establishes an amicable arrangement under which you release the Company from any claims, and, in return, you receive severance pay and medical and dental continuation benefits as provided in Section 4(b) of the Employment Agreement.

Please excuse the formality of this letter, and do not hesitate to contact me with any questions after you have had a chance to review it.

1.Employment Status; Final Payments; Benefits Cessation:

(a)  Employment Status:  Your employment from the Company shall terminate no later than March 18, 2016 (the “Separation Date”).  Between now and the Separation Date (the “Transition Period”), you agree to perform your duties in a professional and satisfactory manner, to efficiently and effectively transition your working knowledge and any current projects as directed by your current management team, and to perform any other duties as the Company may request.  During the Transition Period, you will remain subject to the Company’s employment policies and requirements, and shall remain eligible for your current base salary and standard Company benefits. You also agree to resign from any offices or directorships you hold at the Company or its subsidiaries on or before the Separation Date.

Although the Company intends to employ you through the Transition Period, you will continue to be an at-will employee.  This means that either you or the Company may elect to end your employment with or without cause prior to the Separation Date.  If you are terminated for “Cause” (as defined in your Employment Agreement), resign without Good Reason (as defined in your Employment Agreement), or if your employment is terminated due to death or disability prior to the Separation Date, you will not be entitled to the payments and benefits set forth in Section 2.

(b)  Final Wage and Other Payments (Non-Contingent):  As of the Separation Date (unless your employment is earlier terminated, in which case the earlier termination date shall apply), your salary shall cease and you shall no longer be entitled to the payment of a base salary, bonus or any other form of compensation, except as set forth in this Agreement.  On the Separation Date (or earlier termination date, if applicable), the Company shall pay to you all earned but unpaid base salary, your 2015 bonus payment (unless previously paid on March 18, 2016), and accrued but unused vacation up to and through your last day worked.  You also will receive any vested benefits you may have under any employee benefit plan of the Company through the Separation Date. You will receive the payments described in this Section 1(b) regardless of whether you execute this Agreement.

(c)  Expense Reimbursement:  The Company will reimburse you for appropriately documented business expenses per Company policy that you have incurred up to the Separation Date (or earlier termination date, if applicable), provided that you submit all documentation of any such expenses within five days of the Separation Date (or earlier termination date, if applicable) and in accordance with applicable Company policy.

(d) Benefits Cessation: As of the Separation Date (or earlier termination date, if applicable), any entitlement you have or might have under a Company-provided benefit plan, program or practice shall terminate, except as required by law or as otherwise described below.  Your rights to benefits, if any, are governed by the terms of those benefit plans and programs.  The Separation Date (or earlier termination date, if applicable) shall be the date of the “qualifying event” under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).  You may, upon timely completion of the required forms, continue your medical and dental insurance coverage to the extent permitted by COBRA.  You will receive information pertaining thereto under separate cover.

(e)  Stock Options:  The terms of your option grant (the “Outstanding Option”) are subject to a Stock Option Agreement (the “Option Agreements”) and the Company’s 2013 Stock Option and Incentive Plan (the “Stock Plan”) (the Option Agreement and Stock Plan constitute the “Equity Documents”).  The terms of the Outstanding Option, including the vested portion, shall continue to be governed by the terms of the Equity Documents.  Please consult the Equity Documents for further information.

2.Severance Benefits: Consistent with Section 4(b) of the Employment Agreement, in exchange for, and in consideration of, your executing, not revoking, and complying with this Agreement (and any other agreement with the Company that survives the termination of your employment), and provided this Agreement becomes effective no later than the 30th day after the Separation Date, the Company will provide you with the following after the Effective Date (defined in Section 11):

(a) Severance Payments:  The Company will pay to you an amount equal to twelve (12) months of your regular salary (at the monthly rate of $27,083.33 per month, or $12,500.00 when expressed on a bi-weekly basis) (the “Severance Period”).  These payments will commence on the first regularly scheduled payday following the 30th day after the Separation Date and shall continue thereafter in accordance with the Company’s regularly scheduled payroll cycle.  Please note that the first severance payment will include a “catch-up” amount that will include severance pay from the first day after the Separation Date until the first payment date.

(b) Payment of COBRA Premiums:  Provided you timely and properly have elected COBRA coverage in accordance with the Company’s COBRA election procedures, the Company shall continue to pay its share of your group medical and dental insurance premiums during the Severance Period or until such earlier time as you (i) obtain alternate medical and dental insurance or (ii) become ineligible for COBRA benefits.  You remain responsible for your share of such premiums during the Severance Period, which shall be deducted from the severance payments described in Section 2(a).  Thereafter, medical and dental insurance coverage shall be continued only to the extent required by COBRA and only to the extent you timely pay the premium payments yourself.  You agree to immediately notify the Company upon starting employment with any individual or entity.  Please note that this subsection (b) is to be modified, as required, and by mutual agreement of the parties, to comply with the non-discrimination rules and other provisions and requirements of the Patient Protection and Affordable Care Act.

(c)  Consulting Agreement:  The Company agrees to engage you as a consultant after the Separation Date, provided that such consulting activities shall not exceed 20% of your average level of services to the Company over 36 month period prior to the Separation Date.  The Consulting Agreement as Exhibit A hereto (“Consulting Agreement”) shall become effective on the Separation Date, the terms of which shall be incorporated herein.  During your engagement as a consultant, your Outstanding Option will continue to vest as a non-qualified stock option.  On the last day of your consulting engagement all vesting will cease, and the unvested portion of the Outstanding Option will expire.  Your Outstanding Option will continue to be subject to the Equity Documents in all respects.

3.Taxes; Code Section 409A:

(a)  Except as noted herein, all payments set forth in this Agreement shall be subject to all applicable federal, state and/or local withholding and/or payroll taxes, and the Company may withhold from any amounts payable to you (including any amounts payable pursuant to this Agreement) in order to comply with such withholding obligations.  The Company shall undertake to make deductions, withholdings and tax reports with respect to the payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports.  Payments under this Agreement shall be in amounts net of any such deductions or withholdings.  Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

(b)  It is intended that each installment of the payments and benefits provided under Section 2 of this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and regulations and other guidance issued thereunder (“Section 409A”).  Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.1  The Company makes no representation or warranty and shall have no liability to you or any other person if any provision of this Agreement is determined to constitute deferred compensation subject to Section 409A, but do not satisfy an exemption from, or the conditions of, Section 409A.

4.General Release of Claims; Accord and Satisfaction:

(a) General Release:  In exchange for the amounts described in Section 2, and other good and valuable consideration, the receipt of which you hereby acknowledge, you and your representatives, agents, estate, heirs, successors and assigns (“You”), absolutely and unconditionally hereby release, discharge, indemnify and hold harmless the Released Parties (defined in Section 4(f) below), from any and all actions or causes of action, suits, claims, complaints, contracts, liabilities, agreements, promises, torts, debts, damages, controversies, judgments, rights and demands, whether existing or contingent, known or unknown, suspected or unsuspected, arising on or before the Effective Date (the “Claims”).

This general release includes, without limitation, any and all Claims arising out of or in connection with:

(i) your employment, change in employment status, and/or termination of employment with the Company;

(ii) any federal, state or local law, constitution or regulation regarding either employment, employment benefits, or employment discrimination and/or retaliation including, without limitation, the National Labor Relations Act, as amended; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. 2000e et seq.; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. 1001 et seq.; the Workers Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq.; the Immigration Reform and Control Act, as amended; the Americans with Disabilities Act of 1990, as amended; the Fair Labor Standards Act, as amended; the Occupational Safety and Health Act, as amended; the Family and Medical Leave Act of 1993 (“FMLA”), as amended; the Consolidated Omnibus Budget Reconciliation Act, as amended; the Age Discrimination and Employment Act of 1967, as amended (the “ADEA”) and the Older Workers Benefit Protection Act, as amended; and laws relating to workers compensation, family and medical leave, retaliation, discrimination on the basis of race, color, religion, creed, sex, sex harassment, sexual orientation, marital status, pregnancy, national origin, ancestry, handicap, disability, veteran’s status, alienage, blindness, present or past history of mental disorders or physical disability, candidacy for or activity in a general assembly or other public office, constitutionally protected acts of speech, whistleblower status, use of tobacco products outside course of employment, membership in any organization engaged in civil defense, veteran’s status, any military service, application for military service, or any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

(iii) any Massachusetts state or local laws respecting employment, including but not limited to, the Massachusetts Wage Payment Act, M.G.L. c. 149 §148, the Massachusetts Minimum Fair Wages Act, M.G.L. c. 151 § 1 et. seq., the Massachusetts Fair Employment Practices Act, M.G.L. c. 151B et seq., the Massachusetts Parental Leave Law, M.G.L. c. 149, §105D, the Massachusetts Civil Rights Act, M.G.L. c. 12, §11H et seq., as amended, the Massachusetts Equal Rights Act, c. 93, §102 et seq., as amended, the Massachusetts Equal Pay Act, M.G.L. c. 149 §105A et seq., as amended, the Massachusetts law against sexual harassment, M.G.L. c. 214 §1C et seq., as amended, the Massachusetts law against retaliation, M.G.L. c. 19C, §11. et seq., as amended, the Massachusetts Privacy Statute, M.G.L. c. 214 § 1B, and the Massachusetts Small Necessities Leave Act, M.G.L. c. 149, §52D;

[1]

If you are a “specified employee” (as that term is used in Section 409A) on the Separation Date, any benefits payable under Section 2 that constitute non-qualified deferred compensation under Section 409A shall be delayed until the business day following the six-month anniversary of the Separation Date, but only to the extent necessary to avoid penalties under Section 409A.  If this applies, on the business day following the six-month anniversary of the Separation Date, the Company shall pay you in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid you prior to that date under Section 2 of this Agreement.

(iv) breach of contract or breach of the implied covenant of good faith and fair dealing;

(v) wrongful termination, intentional or negligent infliction of emotional distress, negligent misrepresentation, intentional misrepresentation, fraud, defamation, promissory estoppel, false light invasion of privacy, conspiracy, violation of public policy; and

(vi) any other tort, statutory or common law cause of action.

(b) No Claims Through Others:  You further agree to release and discharge the Released Parties from any and all claims which might be made by any other person or organization on your behalf and you specifically waive any right to become, and promise not to become, a member of any class in a case in which a claim or claims against the Company are made involving any matters subject to release pursuant to Section 4(a).

(c) Interpretation:  The foregoing general release-of-claims provisions shall be given the broadest possible interpretation permitted by law.  The enumeration of specific claims therein shall not be interpreted to exclude any other claims not specifically enumerated therein.

(d) Accord and Satisfaction:  The payments set forth in Sections 1 and 2 shall be complete and unconditional payment, settlement, accord and/or satisfaction with respect to all obligations and liabilities of the Released Parties to You including, without limitation, all claims for back wages, salary, vacation pay, sick pay, bonuses, commissions, bonuses or other incentive compensation, severance pay, any and all other forms of compensation or benefits, attorney's fees, or other costs or sums.

(e) Exclusion:  Excluded from the General Release set forth in Section 4(a) are any claims or rights that cannot be waived by law, including your right to file a charge with an administrative agency, including the EEOC, or assist or participate in any agency investigation, hearing or proceeding.  You, however, are waiving your right to recover money in connection with any such agency charge or investigation, hearing or proceeding.  You also are waiving your right to recover any money in connection with a charge filed by any other individual or individuals, or by the EEOC or any other federal or state agency, on your behalf.  Please also note that you are not releasing your right to enforce the terms of this Agreement, your rights to vested ERISA benefits under the Company’s 401(k) plan, your right to apply for unemployment compensation, or your right to challenge the validity or enforceability of your waiver of ADEA rights pursuant to this Agreement.

(f) Definition of Released Parties:  As used in this Agreement, “Released Parties” shall mean: (i) the Company; (ii) all of the Company’s past, present, and future subsidiaries, parents, affiliates and divisions; (iii) all of the Company’s successors and/or assigns, as well as legal representatives; (iv) all of the Company’s past, present, and future officers, directors, managers, employees, shareholders, owners, attorneys, agents, insurers, employee benefit plans (including such plans’ administrators, trustees, fiduciaries, record-keepers, and insurers), and legal representatives (all individually, in their capacity acting on the Company’s behalf, and in their official capacities); and (v) all persons acting by, through, under, or in concert with any of the entities or persons listed in subsections (i)-(iv).

5.Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967: Because you will be 40 years of age or older as of the Separation Date, you are hereby informed that you have or might have specific rights and/or claims under the ADEA, and you agree and understand that:

(a) In consideration for the amounts described in Section 2, which you are not otherwise entitled to receive, you specifically waive such rights and/or claims under the ADEA to the extent that such rights and/or claims arose prior to or on the date this Agreement was executed. You understand that rights or claims under the ADEA which may arise after the date this Agreement is executed are not waived by you;

(b) You acknowledge that you have been advised of your right to consult with your counsel of choice prior to executing this Agreement, that you have had at least twenty-one (21) days from today to review this Agreement and consider its terms before signing it, and that you have not been subject to any undue or improper influence interfering with the exercise of your free will in deciding whether to consult with counsel;

(c) You have carefully read and fully understands all of the provisions of this Agreement, you knowingly and voluntarily agree to all of the terms set forth in this Agreement, and you acknowledge that in entering into this Agreement, you are not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises contained in this document; and

(d) You may revoke this Agreement for a period of seven (7) days following your execution hereof and all rights and obligations of both parties under this Agreement shall not become effective or enforceable until the seven (7) day revocation period has expired.  Please see Section 11 for more details.

6.Company Property: Within five days of the Separation Date (or earlier termination date, if applicable), you agree to return to the Company all Company property and materials, including, but not limited to, laptops, cds, dvds, hard drives, portable drives, smart/mobile phones, intangible information stored on any such hardware and/or media, software programs and data compiled with the use of those programs, software passwords or codes, tangible copies of trade secrets and Confidential Information (as that term is defined in your Nondisclosure Agreement (see Section 8 below)), charge/credit cards, building keys and passes, trial information, clinical information, memoranda, business or marketing plans, reports, projections, and any and all other information or property previously or currently held or used by you that is or was related to your employment with the Company (“Property”).  You agree that if you discover any other Property, including any proprietary materials, in your possession after the Separation Date, you immediately will notify the Company and arrange for their prompt return.  In addition, you must delete and finally purge any duplicates of files or documents that may contain Company information from any non-Company computer or other device that remains in your possession after the Separation Date.

7.No Liability or Wrongdoing: You understand and agree that the release and accord and satisfaction set forth in Sections 4 and 5 constitute a final compromise of the claims released thereby, and are not an admission by the Released Parties that any such claims exist and/or of liability by the Released Parties with respect to such claims.  Nothing in this Agreement, nor any of the proceedings connected with it, is to be construed as, offered as, received as, or deemed to be evidence of an admission by the Released Parties of any liability or unlawful conduct whatsoever, and each of the Released Parties expressly deny any such liability or wrongdoing.

8.Future Conduct:

(a) Assignment of Invention, Nondisclosure and Noncompetition Agreement:  You confirm the existence and continued validity of the Assignment of Invention, Nondisclosure and Noncompetition Agreement (the “Nondisclosure Agreement”), a copy of which is enclosed herewith.  You agree that your obligations under the Nondisclosure Agreement expressly survive the cessation of your employment.  If you fail to abide by your obligations under the Nondisclosure Agreement, the Company immediately may terminate all severance benefits set forth in Section 2 in addition to, and not in lieu of, seeking all other legal and equitable relief.

(b) Non-disparagement:  You agree not to take any action or make any statement, written or oral, which disparages or criticizes the Released Parties, their officers, directors, investors or employees, the Released Parties’ business practices, or which disrupts or impairs their normal operations, including actions that would (i) harm the Released Parties’ reputation with their current and prospective clients, business partners, or the public; or (ii) interfere with existing contracts or employment relationships with current and prospective clients, business partners or Released Parties’ employees.

(c) Confidentiality of this Agreement:  You shall maintain confidentiality concerning this Agreement, including the substance, terms, existence and/or any discussions relating to it.  Except as required by legal process, you will not discuss the same with anyone except your immediate family and accountants or attorneys, when such disclosure is necessary for them to render professional services.  Nothing herein (or on sub-section (b) above) shall prohibit or bar you from providing truthful testimony in any legal proceeding or in communicating with any governmental agency or representative or from making any truthful disclosure required, authorized or permitted under law; provided, however, that in providing such testimony or making such disclosures or communications, you will use your best efforts to ensure that this Section is complied with to the maximum extent possible.

(d) Advance Notice: You agree to give reasonable notice to the Company of any and all attempts by third parties to compel disclosure of any confidential information (as referred to in your Nondisclosure Agreement), the terms of this Agreement, or to require you to testify in any matter concerning the Company, this Agreement and/or the Released Parties.  Please direct such notice in writing to the Company’s General Counsel at least ten business days before compliance with any subpoena or order; if the subpoena or order requires compliance within less than ten business days, however, you shall provide such written notice, or if impractical, shall provide telephonic notice, within five business days after receiving notice that an attempt will be or has been made to compel your testimony or your disclosure of the Company’s confidential information.

(e) Breach; Remedies: If you breach this Agreement or any other agreement referenced herein (including the Nondisclosure Agreement), you agree that: (i) the Company shall be relieved of its obligations to make any further payments to you under Section 2; (ii) the Company will be entitled to recover payments already made to you pursuant to Sections 2(a)-(b); and (iii) the Company shall be entitled to recover its attorneys’ fees and costs incurred in enforcing its rights under this Agreement, to the extent such recovery is not prohibited by law.  This Agreement in all other respects, including, but not limited to, the release provisions in Sections 4 and 5, shall remain in full force and effect.  The remedies in this Section shall be in addition to, and not as an alternative to, any other available remedies at law or in equity.

9.Cooperation:  You agree to cooperate fully with bluebird’s employees and business partners in smoothly, effectively, and completely transitioning your work as the Company may designate.  You agree to make yourself available to bluebird for reasonable periods of time (at mutually convenient times, taking into account your personal and/or professional commitments), either by telephone or, if you and bluebird believe necessary, in person upon reasonable notice, to assist with matters relating to work performed by you on bluebird’s behalf.  You also agree to cooperate with bluebird and its attorneys at reasonable times and places in the prosecution and/or defense of any legal action wherein the bluebird is a party.  Such cooperation includes, but is not limited to, meeting with bluebird’s attorneys at reasonable times and places to discuss your knowledge of pertinent facts, appearing as required at deposition, arbitration, trial or other proceeding to testify as to those facts, and testifying truthfully to the best of your abilities at any such proceeding.  The Company shall reimburse you for any reasonable and approved out-of-pocket travel-related costs and expenses you incur in connection with such cooperation.

10.Representations and Governing Law:

(a) Entire Agreement; Amendment; Waiver; Construction of Agreement:  This Agreement, the Non-Disclosure Agreement, and the Equity Documents set forth the complete and sole agreement between the parties and supersede any and all other agreements or understandings, whether oral or written, express or implied.  This Agreement may not be changed or rescinded except upon the express written consent of both you and an authorized Company officer.  Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated otherwise.  The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either party.

(b) Governing Law; Consent to Jurisdiction:  This Agreement shall be deemed to be made and entered into in the Commonwealth of Massachusetts.  This Agreement and any claims arising out of this Agreement (or any other claims arising out of the relationship between the parties) shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and shall in all respects be interpreted, enforced and governed under the internal and domestic laws, without giving effect to the principles of conflicts of laws of such Commonwealth.  Any claims or legal actions by one party against the other shall be commenced and maintained in any state or federal court located in such Commonwealth, and you hereby submit to the jurisdiction and venue of any such court.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANYAND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c) Severability:  If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part.  To this extent, the provisions, and parts thereof, of this Agreement are declared to be severable.

(d) Assignment:  You shall not assign this Agreement; the Company may assign this Agreement.  The benefits of this Agreement shall inure to the successors and assigns of the Company and the Released Parties and to your successors.

(e) Acknowledgment of Company’s Compliance with Applicable Law:  You represent that:

(i)  you have not been subject to any retaliation or any other form of adverse action by the Released Parties for any action taken by him or her as an employee or resulting from his or her exercise of, or attempt to exercise, any statutory rights recognized under federal, state or local law;

(ii)  you have been paid all unpaid wages and accrued unused vacation;

(iii)  the Released Parties have satisfied in full all obligations they ever had regarding leaves of absence and other time off of any kind (including, but not limited to, short-term disability leave, FMLA leave, military leave, vacations, meal and rest periods, sick and personal days, and personal leave), and you have not suffered any adverse employment action as a result of seeking or taking any such leave of absence or time off; and

(iv) you have no known workplace injuries or occupational diseases, have not sustained any disabling injury and/or occupational disease that have resulted in a loss of wage earning capacity during your employment, and have no personal injury and/or occupational disease that has been contributed to, or aggravated or accelerated in a significant manner by, your employment or separation from employment.

(f) Counterparts:  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which will be deemed one and the same instrument.  This Agreement may be executed by facsimile signature, and any such facsimile signature by any party shall be deemed to be an original signature and shall be binding on such party to the same extent as if such facsimile signature were an original signature.

11.Effective Date:  As set forth in Section 5, you will have the opportunity to consider this Agreement for at least 21 days before signing it.  For the period of seven (7) days from the date when you execute this Agreement, you have the right to revoke it by written notice.  For such a revocation to be effective, it must be delivered to our General Counsel, Jason Cole, so that he receives it at or before the expiration of the seven (7) day revocation period.  This Agreement shall become effective on the first day following the expiration of the revocation period (the “Effective Date”).

If this letter correctly states the understanding and agreement we have reached please indicate your acceptance by countersigning the enclosed copy and returning it to me by no later than 5:00 p.m. EDT on March 23, 2016.  This offer shall expire by its terms at 5:01 p.m. EDT on March 23, 2016.

Very truly yours,

bluebird bio, Inc.

By:	/s/ Jason F. Cole

Title:	Chief Legal Officer

PLEASE REVIEW CAREFULLY

THIS AGREEMENT HAS A RELEASE OF CERTAIN LEGAL RIGHTS YOU MAY HAVE.  YOU SHOULD CONSULT WITH AN ATTORNEY REGARDING THE RELEASE AND OTHER ASPECTS OF THIS AGREEMENT BEFORE SIGNING IT.

YOUR EMPLOYMENT BY THE COMPANY WILL BE TERMINATING.  SUCH TERMINATION WILL NOT BE AFFECTED BY YOUR ACCEPTANCE OR FAILURE TO ACCEPT THIS AGREEMENT.  IF YOU DO NOT ACCEPT THIS AGREEMENT, YOU WILL NOT RECEIVE THE PAYMENTS AND BENEFITS IN SECTION 2.

YOU REPRESENT THAT YOU HAVE READ THE FOREGOING AGREEMENT, FULLY UNDERSTAND ITS TERMS AND CONDITIONS, AND VOLUNTARILY ARE EXECUTING IT.

IN ENTERING INTO THIS AGREEMENT, YOU DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE RELEASED PARTIES WITH THE EXCEPTION OF THE CONSIDERATION IN THIS DOCUMENT.

ACCEPTED:

/s/ James DeTore	Date: March 10, 2016
James DeTore